Exhibit 2.1

PLAN OF CONVERSION

OF

F.N.B. CORPORATION, a Florida corporation

TO

F.N.B. CORPORATION, a Pennsylvania business corporation

This PLAN OF CONVERSION, dated as of August 17, 2016 (this “Plan”), is hereby adopted by F.N.B. Corporation, a Florida corporation (the “Company”), in order to set forth the terms, conditions and procedures governing the conversion of the Company from a Florida corporation to a Pennsylvania business corporation pursuant to Sections 607.1112 through 607.1114 of the Florida Business Corporation Act, as amended (the “FBCA”), and Sections 371 through 376 of the Pennsylvania Entity Transactions Law (the “PaETL”).

RECITALS

WHEREAS, the Company is a corporation established and existing under the laws of the State of Florida;

WHEREAS, conversion of a Florida corporation into a Pennsylvania business corporation is permitted under Section 607.1112 of the FBCA and Section 371(b) of the PaETL;

WHEREAS, the Board of Directors of the Company has determined that it would be advisable and in the best interests of the Company and its shareholders for the Company to convert from a Florida corporation to a Pennsylvania corporation pursuant to Sections 607.1112 through 607.1114 of the FBCA and Sections 371 through 376 of the PaETL; and

WHEREAS, the Board of Directors has authorized, approved and adopted the form, terms and provisions of this Plan and submitted this Plan to the Company’s shareholders for approval, and the Company’s shareholders have approved this Plan.

NOW, THEREFORE, the Company hereby adopts this Plan as follows:

1. Conversion; Effect of Conversion.

(a) At the Effective Time (as defined in Section 3 below), the Company shall be converted from a Florida corporation to a Pennsylvania business corporation pursuant to Section 607.1114 of the FBCA and Section 376 of the PaETL (the “Conversion”) and the Company, as converted to a Pennsylvania business corporation (the “Converted Company”), shall thereafter be subject to all of the provisions of the Pennsylvania Business Corporation Law, as amended (the “PaBCL”), and the PaETL, and the existence of the Converted Company shall be deemed to have commenced on the date the Company commenced its existence in the State of Florida.

(b) At the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its shareholders, the Converted Company shall, for all purposes of the laws of the State of Florida and the Commonwealth of Pennsylvania, be deemed to be the same entity as the Company. At the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its shareholders, for all purposes of the laws of the Commonwealth of Pennsylvania, (i) all property of the Company will continue to be vested in the Converted Company without transfer, reversion or impairment; (ii) all debts, obligations and other liabilities of the Company will continue as debts, obligations and other liabilities of the Converted Company; (iii) except as otherwise provided by law, all of the rights, privileges, immunities and powers of the Company will continue to be vested without change in the Converted Company; (iv) the name of the Converted Company may be substituted for the name of the Company in any pending action or proceeding; (v) the articles of incorporation of the Converted Company shall be effective and binding on the shareholders of the Converted Company; and (vi) the bylaws of the Converted Company shall be effective.

(c) The Conversion does not give rise to any rights that a shareholder, director or third party would have upon a dissolution, liquidation or winding up of the Company.

(d) At the Effective Time, the name of the Converted Company shall be: F.N.B. Corporation.

(e) The Company intends for the Conversion to constitute a reorganization within the meaning of Section 368(a)(1) (F) of the Internal Revenue Code of 1986, as amended, and for this Plan to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

2. Filings. As promptly as practicable following the date hereof, the Company shall cause the Conversion to be effective by:

(a) executing and filing (or causing to be executed and filed) a Certificate of Conversion pursuant to Section 607.1113 of the FBCA in a form reasonably acceptable to any officer of the Company (the “FL Certificate of Conversion”) with the Florida Secretary of State;

(b) executing and filing (or causing to be executed and filed) a Statement of Domestication pursuant to Section 375 of the PaETL in a form reasonably acceptable to any officer of the Company (the “PA Statement of Domestication”) with the Pennsylvania Department of State; and

(c) filing (or causing to be filed) Articles of Incorporation of F.N.B. Corporation substantially in the form set forth on Exhibit I hereto (the “PA Articles of Incorporation”) with the Pennsylvania Department of State as an exhibit to the Statement of Domestication.

3. Effective Time. The Conversion shall become effective upon the filing and effectiveness of the FL Certificate of Conversion, the PA Statement of Domestication and the PA Articles of Incorporation with the applicable secretary of state (the time of the effectiveness of the Conversion, the “Effective Time”).

4. Effect of Conversion on Common Stock. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its shareholders, each share of issued Common Stock, $0.01 par value per share, of the Company (“Company Common Stock”) shall convert into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Converted Company (“Converted Company Common Stock”). Following the Effective Time, all Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto.

5. Effect of Conversion on Preferred Stock. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its shareholders, each share of issued Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E, $0.01 par value per share, of the Company (“Company Preferred Stock”) shall convert into one validly issued, fully paid and nonassessable share of the Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E, $0.01 par value per share, of the Converted Company (“Converted Company Preferred Stock”). Following the Effective Time, all Company Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Company Preferred Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto.

6. Effect of Conversion on Depositary Shares. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its shareholders, (a) the Deposit Agreement, dated as of November 1, 2013, among the Company, Computershare Trust Company, N.A. (successor-in-interest to Registrar and Transfer Company), as Depositary, and all holders from time to time of Depositary Shares (as defined below) (the “Deposit Agreement”), shall constitute a valid and binding obligation of the Converted Company, and (b) each Depositary Share, as defined by the Deposit Agreement, outstanding immediately prior to the Effective Time shall constitute a validly issued Depositary Share, representing a legal and valid 1/40th fractional interest in a share of the Converted Company Preferred Stock deposited under the Deposit Agreement (the “Converted Company Depositary Shares”).

7. Effect of Conversion on Depositary Receipts. Upon the terms and subject to the conditions of this Plan, at the Effective Time, all of the outstanding Receipts (as defined by the Deposit Agreement) immediately prior to the Effective Time (a) shall be deemed for all purposes to evidence legal and valid interests in an amount of Converted Company Depositary Shares equal to the amount of Depositary Shares represented by such Receipts immediately prior to the Effective Time, and (b) shall entitle the holders thereof to the rights specified therein and in the Deposit Agreement.

8. Effect of Conversion on Employee Benefit, Incentive Compensation or Other Similar Plans. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its shareholders, each employee benefit plan, incentive compensation plan or other similar plan to which the Company is a party shall continue to be a plan of the Converted Company. To the extent that any such plan provides for the issuance of Company Common Stock, at the Effective Time, such plan shall be deemed to provide for the issuance of Converted Company Common Stock. A number of shares of Converted Company Common Stock shall be reserved for issuance under such plan or plans equal to the number of shares of Company Common Stock so reserved immediately prior to the effective date of the Conversion.

9. Effect of Conversion on Outstanding Stock Options. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its shareholders, each option to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time shall convert into an equivalent option to acquire, upon the same terms and conditions (including the exercise price per share applicable to each such option) as were in effect immediately prior to the Effective Time, the same number of shares of Converted Company Common Stock.

10. Effect of Conversion on Outstanding Warrants or Other Rights. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its shareholders, each warrant or other right to acquire shares of Company Common Stock, including any rights pursuant to employee stock purchase plans, outstanding immediately prior to the Effective Time shall convert into an equivalent warrant or other right to acquire, upon the same terms and conditions (including the exercise price per share applicable to each such warrant or other right) as were in effect immediately prior to the Effective Time, the same number of shares of Converted Company Common Stock.

11. Effect of Conversion on Outstanding Performance Shares, Restricted Stock Awards, Restricted Stock Units or Stock Appreciation Rights. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its shareholders, each performance share, restricted stock award, restricted stock unit or stock appreciation right to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time shall convert into an equivalent performance share, restricted stock award, restricted stock unit or stock appreciation right to acquire, upon the same terms and conditions (including the exercise price per share applicable to each such stock appreciation right) as were in effect immediately prior to the Effective Time, the same number of shares of Converted Company Common Stock.

12. Effect of Conversion on Stock Certificates. Upon the terms and subject to the conditions of this Plan, at the Effective Time, all of the outstanding certificates that immediately prior to the Effective Time represented shares of Company Common Stock immediately prior to the Effective Time shall be deemed for all purposes to continue to evidence ownership of and to represent the same number of shares of Converted Company Common Stock into which the shares represented by such certificates have been converted as provided herein. The registered owner on the books and records of the Converted Company or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Converted Company or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Converted Company evidenced by such outstanding certificate as provided above.

13. Filings, Licenses, Permits, Titled Property, Etc. As necessary, following the Effective Time, the Converted Company shall apply for new qualifications to conduct business (including as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a corporation duly formed and validly existing under the laws of the Commonwealth of Pennsylvania. As required or appropriate, following the Effective Time, all real, personal or intangible property of the Company which was titled or registered in the name of the Company shall be re-titled or re-registered, as applicable, in the name of the Converted by appropriate filings or notices to the appropriate party (including, without limitation, any applicable governmental agencies).

14. Further Assurances. If, at any time after the Effective Time, the Converted Company shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Converted Company its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company, or (b) to otherwise carry out the purposes of this Plan, the Converted Company, its officers and directors and the designees of its officers and directors, are hereby authorized to solicit in the name of the Converted Company any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of the Converted Company all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Converted Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company and otherwise to carry out the purposes of this Plan.

15. Effect of Conversion on Directors and Officers. The members of the board of directors and the officers of the Company immediately prior to the Effective Time shall continue in office following the Effective Time as the directors and officers of the Converted Company, respectively, until the expiration of their respective terms of office and until their successors have been duly elected and have qualified, or until their earlier death, resignation or removal. After the Effective Time, the Converted Company and its board of directors shall take any necessary actions to cause each of such individuals to be appointed or to confirm such appointments.

16. Pennsylvania Bylaws. To the fullest extent permitted by law, at the Effective Time, the bylaws of the Converted Company shall be substantially in the form set forth on Exhibit II hereto (the “PA Bylaws”).

17. Implementation and Interpretation; Termination and Amendment. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Board of Directors of the Company and, upon the Effective Time, by the Board of Directors of the Converted Company, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of the Company or the Converted Company, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties.

18. Amendment. This Plan may be amended or modified by the Board of Directors of the Company at any time prior to the Effective Time, provided that such an amendment shall not alter or change (a) the amount or kind of shares or other securities to be received hereunder by the holders of the Company’s shares (or holders of interests in the Company’s shares), (b) any term of the PA Articles of Incorporation or the PA Bylaws, other than changes permitted to be made without shareholder approval by the PaBCL, or (c) any of the terms and conditions of this Plan if such alteration or change would adversely affect the shareholders of the Company.

19. Termination or Deferral. At any time prior to the Effective Time, (a) this Plan may be terminated and the Conversion may be abandoned by action of the Board of Directors of the Company, notwithstanding the approval of this Plan by the shareholders of the Company, (b) the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of the Company, such action would be in the best interests of the Company and its shareholders. In the event of termination of this Plan, this Plan shall become void and of no effect and there shall be no liability on the part of the Company, its Board of Directors or shareholders with respect thereto.

20. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person other than as expressly provided herein.

21. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

22. Governing Law. This Plan shall be construed in accordance with and governed by the law of the Commonwealth of Pennsylvania, without regard to the conflict of laws provisions thereof.

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IN WITNESS WHEREOF, the Company has caused this Plan of Conversion to be executed by its duly authorized representative as of the date first written above.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr. President and Chief Executive Officer